Exhibit 99.1
NEWS RELEASE
FEDERAL TRADE COMMISSION AUTHORIZES RAMBUS TO RECEIVE WITHHELD ROYALTIES
LOS ALTOS, Calif. — October 17, 2008 — Rambus Inc. (Nasdaq:RMBS), one of the world’s premier technology licensing companies specializing in high-speed memory architectures, today announced it has received an order from the Federal Trade Commission (FTC) authorizing the receipt of Excess Consideration pursuant to any contingent contractual obligations.
“The Commission’s order confirms that we are able to receive the royalty payments that were withheld as a result of the Commission’s prior orders,” said Tom Lavelle, senior vice president and general counsel for Rambus. “With the FTC’s orders vacated, we are able to receive the royalties that we negotiate in good faith with our licensees or prospective licensees.”
On April 22, 2008, the District of Columbia Court of Appeals overturned the FTC’s orders and remanded the matter back to the FTC for further proceedings consistent with the Court’s opinion. Further, on August 26, 2008, the CADC denied the FTC’s request for en banc rehearing and issued its final mandate on September 9, 2008. Subsequently, the FTC issued an order acknowledging that Rambus may collect Excess Consideration currently being held in abeyance.
As of June 30, 2008, there was $5.2 million held in abeyance and excluded from revenue. Of this amount, Rambus will recognize $0.9 million of revenue in the quarter ended September 30, 2008 and the balance when it receives the payments from its customers.
About Rambus Inc.
Rambus is one of the world’s premier technology licensing companies specializing in the invention and design of high-speed memory architectures. Since its founding in 1990, the Company’s patented innovations, breakthrough technologies and renowned integration expertise have helped industry-leading chip and system companies bring superior products to market. Rambus’ innovations and solutions enable unprecedented performance in computing, communications, and consumer electronics applications. Rambus licenses both its world-class patent portfolio as well as a range of leadership and industry-standard memory solutions. Headquartered in Los Altos, California, Rambus has regional offices in North Carolina, India, Germany, Japan, and Taiwan. Additional information is available at www.rambus.com.
Forward-Looking Statements
This release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 relating to the impact of the FTC’s order authorizing the receipt of excess consideration on Rambus. Such forward-looking statements are based on current expectations, estimates and projections, management’s beliefs and certain assumptions made by Rambus’ management. Actual results may differ materially. Rambus’ business generally is subject to a number of risks which are described more fully in Rambus’ periodic reports filed with the Securities and Exchange Commission. Rambus undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof.
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Press Contact:
Linda Ashmore
Rambus Public Relations
(650) 947-5411
lashmore@rambus.com